UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 333-89858

                         CarMax Auto Owner Trust 2002-2
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                     (Issuer with respect to the securities)

                        Pooled Auto Securities Shelf LLC
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             (Exact name of registrant as specified in its charter)

              One Wachovia Center, Charlotte, North Carolina 28288
                                 (704) 715-6030
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         CarMax Auto Owner Trust 2002-2
                      1.425% Class A-1 Asset Backed Notes
                       1.92% Class A-2 Asset Backed Notes
                       2.67% Class A-3 Asset Backed Notes
                       3.34% Class A-4 Asset Backed Notes
                         3.84% Asset Backed Certificates
           ----------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)   _____      Rule 12h-3(b)(1)(i)    __X__
      Rule 12g-4(a)(1)(ii)  _____      Rule 12h-3(b)(1)(ii)   _____
      Rule 12g-4(a)(2)(i)   _____      Rule 12h-3(b)(2)(i)    _____
      Rule 12g-4(a)(2)(ii)  _____      Rule 12h-3(b)(2)(ii)   _____
                                       Rule 15d-6             _____

Approximate number of holders of record as of the certification or notice date: 21

Pursuant to the requirements of the Securities Exchange Act of 1934, Pooled Auto Securities Shelf LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                            POOLED AUTO SECURITIES SHELF LLC


                                            By:/S/ Curtis A. Sidden, Jr.
                                               -------------------------
                                               Name:  Curtis A. Sidden, Jr.
                                               Title: Vice President

Date: April 15, 2003